Exhibit B(15)(c)

                     STATE STREET RESEARCH SECURITIES TRUST
                              One Financial Center
                                Boston, MA 02111

                                                             December 15, 1997

State Street Research Investment
  Services, Inc.
One Financial Center
Boston, Massachusetts   02111

Ladies and Gentlemen:

         This letter is to confirm to you that the Plan of Distribution Pursuant to Rule 12b-1 dated as of May 16, 1994 (the "Plan") adopted by State Street Research Securities Trust (the "Trust") shall apply to State Street Research Legacy Fund (the "Fund") as a "Series" thereunder and under the terms set forth in the then current prospectus and statement of additional information of the Fund, as from time to time amended. No approval of the Plan in respect of the Fund shall be required on behalf of any initial public shareholders, provided that prior to any initial public offering, no Fund shares are sold to persons who are not affiliated persons of the Fund, affiliated persons of such persons, promoters of the Fund, or affiliated persons of such promoters.

         Please indicate your acceptance of the above in accordance with the terms of the Plan by signing this letter as indicated below.

         The term "State Street Research Securities Trust" means and refers to the Trustees from time to time serving under the Master Trust Agreement ("Master Trust Agreement") of the Trust dated January 25, 1994 as the same may subsequently thereto have been, or subsequently hereto may be, amended. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust as individuals or personally, but shall bind only the trust property of the Trust, as provided in the Master Trust Agreement of the Trust. This Agreement has been authorized by the Trustees of the Trust and signed by a duly authorized officer of the Trust, acting as such, and neither such authorization nor such execution shall be deemed to have been made individually or to impose any personal liability, but shall bind only the trust property of the Trust as provided in its Master Trust Agreement. The Master Trust Agreement of the Trust provides, and it is expressly agreed, that each Fund of the Trust shall be solely and exclusively responsible for the payment of its debts, liabilities and obligations, and that no other fund shall be responsible for the same.

                                     STATE STREET RESEARCH
                                     SECURITIES TRUST

                                     By: /s/ Ralph F. Verni
                                             ----------------------
                                             Ralph F. Verni
                                             President

ACCEPTED AND AGREED TO:

STATE STREET RESEARCH
  INVESTMENT SERVICES, INC.

By: /s/ C. Troy Shaver, Jr.
        ---------------------------
        C. Troy Shaver, Jr.
        President


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